Exhibit 10.1

FIRST AMENDMENT TO LEASE

(Schrödinger, Inc. – 1540 Broadway)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated effective and for identification purposes as of May 19, 2022, and is made by and between SPUSV5 1540 BROADWAY, LLC, a Delaware limited liability company (“Landlord”), and SCHRÖDINGER, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, pursuant to the terms of that certain Office Lease dated as of April 5, 2021 (the “Original Lease”), as amended by that certain Confirmation of Lease Terms and Dates dated as of September 29, 2021 (the Original Lease, as amended, the “Existing Lease”), Landlord has leased to Tenant and Tenant has leased from Landlord approximately 108,849 rentable square feet of office space, consisting of the entire rentable area located on the 21st, 22nd, 23rd and 24th floors (collectively, the “Original Premises”) at 1540 Broadway, New York, NY (the “Building”), as more particularly described in the Existing Lease;

WHEREAS, the Existing Lease commenced on September 1, 2021 and will expire on December 31, 2037 equating to a term of 5,965 days (the “Original Term Days”);

WHEREAS, the Existing Lease provides for sixteen (16) months (September 1, 2021 through December 31, 2022) of rent abatement applicable to the Original Premises (the “Original Abatement Period”);

WHEREAS, the Existing Lease provides for a turn-key allowance equal to $150.00 per rentable square foot of the Original Premises (the “Original Turn-Key Contribution”);

WHEREAS, pursuant to Section 3 of the Rider to the Lease, Tenant has given Landlord written notice, dated December 17, 2021 (the “Suite 2500 Expansion Notice”), of Tenant’s election to lease the 25th Floor of the Building; and

WHEREAS, Landlord and Tenant desire, among other things, to amend the Existing Lease to include the 25th Floor in the Premises on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1.Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a substantive part hereof by this reference.

2.Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Existing Lease, unless otherwise defined herein. Upon execution of this Amendment, the term “Lease” as used in the Existing Lease and in this Amendment shall mean collectively the Existing Lease and this Amendment.

3.	Expansion.

(a)Expansion Premises for Suite 2500. For all purposes of this Amendment, the “expansion premises” is hereby defined to be and to mean the entire rentable area located on the 25th floor of the Building, as further described on Exhibit A (“Suite 2500”), consisting of approximately 27,198 rentable square feet (which is the final agreement of the parties and not subject to adjustment). Accordingly, effective as of the Suite 2500 ECD (defined below) and for the remainder of the term of the Lease, Suite 2500 shall be added to and included in the Premises (as defined in the Original Lease) and the Premises, as so expanded, shall be deemed to consist of a collective total of approximately 136,047 rentable square feet of space (the “Premises”).

(b)Expansion Commencement Date for Suite 2500. For all purposes of this Amendment, the “expansion commencement date” for Suite 2500 (the “Suite 2500 ECD”) is hereby defined to be and to mean the Suite 2500 Substantial Completion Date (as defined in the Suite 2500 Work Letter attached hereto as Exhibit B) of Landlord’s Suite 2500 Work (as defined in the Suite 2500 Work Letter attached hereto as Exhibit B).

(c)Suite 2500 Expansion Term. The term “Suite 2500 Expansion Term” is hereby defined to be and to mean that period of time commencing on the Suite 2500 ECD and expiring contemporaneously with the Expiration Date, as defined in Section 1.08 of the Existing Lease (i.e., December 31, 2037). Subject to the terms of this Amendment and the Lease, Tenant shall be permitted to access Suite 2500 at least thirty (30) days prior to the Suite 2500 Substantial Completion Date (the “Suite 2500 Early Access Period”) for the purposes of Work (as defined in Article 9 of the Original Lease) and/or the installation of furniture, fixtures, equipment and data cabling for Suite 2500 (collectively, “Tenant’s Suite 2500 Pre-Occupancy Work”); provided, however, that such access shall be reasonably approved in advance by Landlord’s Managing Agent and shall not, in any way, result in a Tenant Delay (as hereinafter defined). Tenant shall have no obligation to pay Base Rent, Electricity Charges, or, except as provided in Article 8 of the Original Lease, for Building-standard services (excluding janitorial service) furnished in accordance with such Article 8 during the Suite 2500 Early Access Period; however, Tenant’s entry into Suite 2500 during the Suite 2500 Early Access Period shall be governed by the other terms and conditions of the Lease. The applicable provisions of Section 1.09(y) of the Original Lease shall apply to the Suite 2500 Early Access Period and Tenant’s Suite 2500 Pre- Occupancy Work, provided (i) all references therein to the “Early Access Period” shall be deemed to mean the Suite 2500 Early Access Period, (ii) all references therein to “Tenant’s Pre-Occupancy Work” shall be deemed to mean Tenant’s Suite 2500 Pre-Occupancy Work, (iii) all references therein to the “Premises” shall be deemed to mean Suite 2500, (iv) all references therein to the “Substantial Completion Date” shall be deemed to mean the “Suite 2500 Substantial Completion Date”, and (v) the words “by more than a Skeleton Crew” shall be deemed inapplicable. For avoidance of doubt, Tenant shall be responsible for all Building above-standard services as provided in Article 8 prior to the Suite 2500 ECD (subject to Section 5(c) of Exhibit B with respect to overtime HVAC).

(d)Acceptance. Effective on the Suite 2500 ECD, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and in this Amendment, Suite 2500, and all references in the Lease to the “Premises” shall be deemed to include Suite 2500, upon and subject to all of the terms, covenants, conditions and provisions of the Lease (except as otherwise expressly provided in this Amendment or except to the extent the context clearly provides otherwise). Tenant shall accept Suite 2500 in its present “as is”

condition, except for the performance of Landlord’s Suite 2500 Work as set forth in the Work Letter, attached hereto as Exhibit B (also known as the “Suite 2500 Work Letter”) which is incorporated herein by reference and made a substantive part hereof.

(e)The applicable provisions of Section 1.09(x) of the Original Lease shall apply to Suite 2500, provided (i) all references therein to the “Commencement Date” shall be deemed to mean the Suite 2500 ECD, (ii) all references therein to the “Premises” shall be deemed to mean Suite 2500, (iii) the words “other than by a skeleton crew of no more than 10 named people (in the aggregate) required to operate Tenant’s data center and facilities (the “Skeleton Crew”)” as they appear in Section 1.09(iii) of the Original Lease and all references in such Section 1.09(x) of the Original Lease to the “Skeleton Crew” shall be deemed inapplicable.

4.Base Rent. Tenant shall pay to Landlord Base Rent for Suite 2500, which shall be in monthly installments as follows:

EXPANSION PREMISES – SUITE 2500

Dates	Annual Base Rent / RSF	Monthly Installment
Suite 2500 ECD – 12/31/2027(1)	$70.00	$158,655.00
01/01/2028 – 12/31/2032	$76.00	$172,254.00
01/01/2033 – 12/31/2037	$82.00	$185,853.00

(1) Subject to the abatement on the terms and conditions as further described in Section 5 below.

5.	Rent Abatement.

(a)Abatement Amount. Base Rent for Suite 2500 shall be abated by an amount equal to the unamortized portion of the Original Abatement Period as of the Suite 2500 ECD (the “Suite 2500 Abatement Amount”). The Suite 2500 Abatement Amount shall be calculated as follows:

Calculation		Example (for illustrative purposes only) assuming Suite 2500 ECD of 2/1/2023
1. Number of days in Suite 2500 Expansion Term / Original Term Days	= A	1.	5,447 5,965	= 91.32%
2. A x Original Abatement Period	= B	2.	91.32% x 16	= 14.61
3. Base Rent for Suite 2500 x Square Feet of Suite 2500	= C	3.	$70.00 x 27,198	= $1,903,860.00
4. C divided by 12	= D	4.	$1,903,860.00 / 12	= $158,655.00
5. B x D = Suite 2500 Abatement Amount		5.	$158,655.00 x 14.61	= $2,318,038.65

Notwithstanding anything contained in the Existing Lease or this Amendment to the contrary, if (a) there is any Tenant Delay (as defined in the Suite 2500 Work Letter), and (b) the Suite 2500 ECD is actually delayed due directly or indirectly to such Tenant Delay (as reasonably determined by Landlord), then (without duplication of any other reduction) the Suite 2500 Abatement Amount shall be reduced, dollar-for-dollar, by $5,216.05, multiplied by the number of days of such Tenant Delay in accordance with the terms and conditions of the Existing Lease and this Amendment. Commencing on the Suite 2500 ECD, the Suite 2500 Abatement Amount shall be applied to Base Rent for Suite 2500 until the Suite 2500 Abatement Amount is fully depleted (such period being referred to as the “Suite 2500 Abatement Period”). For the avoidance of doubt, the Suite 2500 Abatement Amount shall apply solely to the payment of the monthly installments of Base Rent for Suite 2500 during the Suite 2500 Abatement Period, and shall not be applicable to any other charges, expenses or costs payable by Tenant under the Lease. Notwithstanding anything in this Amendment to the contrary, if the Suite 2500 ECD is delayed beyond the Anticipated Suite 2500 Delivery Date solely as a result of the holding over of the prior tenant, then the number of days of such holdover occurring beyond the Anticipated Suite 2500 Delivery Date shall be added back to the numerator in the equation in No. 1 of the above calculation, such that Tenant does not lose the benefit of such concession by reason of such holdover. By way of example only, if (i) the Anticipated Suite 2500 Delivery Date is February 1, 2023 (without taking into account any extension of the Anticipated Suite 2500 Delivery Date due to such holdover), (ii) the prior tenant holds over in Suite 2500 for 90 days, (iii) as a result of such holdover only, the Suite 2500 ECD occurs on March 1, 2023, then, in such instance, thirty (30) days shall be added back to the numerator in the equation in No. 1 of the above calculation.

(a)No Defaults during Suite 2500 Abatement Period. If, during the Suite 2500 Abatement Period, Tenant shall default in the payment of a sum of money or any other of its obligations under the Lease beyond the expiration of applicable notice and cure periods, if any, no payment of Base Rent for Suite 2500 shall be abated thereafter; provided, however, following the cure of such default (if this Lease shall not have been terminated as a result thereof and shall then be in full force and effect) and notice from Tenant to Landlord, the Base Rent amount that would have been abated during the period of such default if no such default had occurred shall then be subsequently abated, so that Tenant shall receive the full benefit of the Suite 2500 Abatement Period contemplated hereunder.

6.Tenant’s Share. Effective as of the Suite 2500 ECD, Tenant’s Share shall increase by 2.9973% to 14.9926% for the Premises. Tenant’s obligation to make payments on account of the Expense Adjustment and the Tax Adjustment with respect to Suite 2500 shall be appropriately adjusted for any partial periods of the Expense Comparative Year and/or Tax Comparative Year during which occurs the Suite 2500 ECD.

7.Base Year. For the avoidance of doubt, the terms “Expense Base Year” and “Tax Base Year” shall have the same meaning for Suite 2500 as set forth in the Existing Lease; that is:

(a)	Expense Base Year: 2022 calendar year.

(b)Tax Base Year: New York City real estate tax year commencing July 1, 2022 and ending June 30, 2023.

8.Electricity. Landlord shall supply electricity to Suite 2500, and Tenant shall pay for such electricity, pursuant to Section 7 of the Original Lease.

9.Suite 2500 Turn-Key Contribution. (a) Landlord’s turn-key contribution for Suite 2500 shall be the unamortized portion of the Original Turn-Key Contribution as of the Suite 2500 ECD (the “Suite 2500 Turn-Key Contribution”). The Suite 2500 Turn-Key Contribution shall be calculated as follows:

Calculation		Example (for illustrative purposes only) assuming Suite 2500 ECD of 2/1/2023
6. Number of days in Suite 2500 Expansion Term / Original Term Days	= A	1. 5,447 5,965	= 91.32%
7. A x Original Turn-Key Contribution	= B	2. 91.32% x $150.00	= $136.98
8. B x Square Feet of Suite 2500 = Suite 2500 Turn-Key Contribution		3. $136.98 x 27,198	= $3,725,582.04

Notwithstanding anything in this Amendment to the contrary, if the Suite 2500 ECD is delayed beyond the Anticipated Suite 2500 Delivery Date solely as a result of the holding over of the prior tenant, then the number of days of such holdover occurring beyond the Anticipated Suite 2500 Delivery Date shall be added back to the numerator in the equation in No. 6 of the above calculation, such that Tenant does not lose the benefit of such concession by reason of such holdover. By way of example only, if (i) the Anticipated Suite 2500 Delivery Date is February 1, 2023 (without taking into account any extension of the Anticipated Suite 2500 Delivery Date due to such holdover), (ii) the prior tenant holds over in Suite 2500 for 90 days, (iii) as a result of such holdover only, the Suite 2500 ECD occurs on March 1, 2023, then, in such instance, thirty (30) days shall be added back to the numerator in the equation in No. 6 of the above calculation.

(b)Except as otherwise expressly set forth herein or to the extent that such terms are not applicable with respect to Suite 2500, the provisions of the body of the Original Lease (i.e., excluding Exhibit B to the Original Lease (Work Letter)) shall apply to Suite 2500 as if (i) the reference therein to “Landlord’s Turn-Key Contribution” was a reference to Landlord’s Suite 2500 Turn-Key Contribution, and (ii) the reference therein to the “Turn-Key Work” shall be applicable to the “Turn- Key Work” with respect to the Suite 2500.

10.Overtime Freight. Notwithstanding anything contained in Section 8.01(d) of the Original Lease to the contrary, with respect to the first thirty (30) hours of overtime freight elevator service and loading dock service utilized by Tenant for Tenant’s initial move-in to Suite 2500, any Overtime Freight/Loading Rates with respect to the same shall be waived by Landlord.

11.Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate brokers or leasing agents, except Cushman & Wakefield, who represents Tenant, and Landlord hereby represents and warrants to Tenant that Jones Lang LaSalle Brokerage, Inc.. and Edge Funds NY LLC are the sole real estate brokers or leasing agents representing Landlord (collectively the “Brokers”). No commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than Brokers) and arising out of or in connection with the negotiation and execution of this Amendment. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all loss, costs, damages or expenses, including, without limitation, all attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Landlord (including Brokers and CBRE, Inc. (but so long as Tenant shall not separately engage with CBRE, Inc. in connection with this Amendment)) and arising out of or in connection with the negotiation and execution of this Amendment. Landlord shall pay the Brokers any commission due to the Brokers pursuant to the terms of a separate agreement between Landlord and Brokers. The provisions of this Section 10 shall survive the expiration or early termination of the Lease.

12.Confidentiality. Effective as of the date hereof, Section 28.15(2)(x) of the Original Lease is hereby amended by adding to the end thereof the following: “; provided, in all instances, (i) such disclosure shall only be to the extent, and shall only include such information, required by such securities laws, such other laws, such compliance, or by such securities, bond or commodities exchange, and (ii) Tenant shall notify Landlord prior to such disclosure and Landlord and Tenant shall cooperate in good faith to redact any terms of this Lease (and any future amendment or modification thereof) to the extent permitted by such securities laws, such other laws or the U.S. Securities and Exchange Commission, as applicable”. This Amendment shall be subject to the confidentiality provisions set forth in Section 28.15 of the Original Lease (as amended hereby). Notwithstanding anything contained herein or in the Original Lease to the contrary, Tenant agrees not to disclose any non-material schedules annexed to this Amendment, it being agreed that Schedule A to Exhibit B annexed to this Agreement shall be deemed a non-material schedule for purposes of this sentence.

13.Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic (including, without limitation, Adobe Sign or Docusign) transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Amendment containing the signatures (whether original or electronic) of all the parties, in any number of counterparts, is binding on the parties. The parties acknowledge that the Lease, as hereby amended, is a valid and enforceable agreement and that Tenant holds no claims against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the foregoing Amendment is dated effective as of the date and year first written above.

LANDLORD:	TENANT:
SPUSV5 1540 BROADWAY, LLC, a Delaware limited liability company	SCHRODINGER, INC., a Delaware corporation
By:/s/ Tiffany D. Sanders Name: Tiffany D. Sanders Title: President	By:/s/ Ramy Farid Name: Ramy Farid Title: President and Chief Executive Officer
Date: May 19, 2022	Date: May 19, 2022

EXHIBIT A - EXPANSION SPACE SUITE 2500

Exhibit A, Page 1

EXHIBIT B

SUITE 2500 WORK LETTER

This is the Suite 2500 Work Letter referred to in and specifically made a part of the Amendment to which this Exhibit B is annexed, covering Suite 2500, as more particularly described in the Amendment. This Suite 2500 Work Letter sets forth the understandings and agreements of Landlord and Tenant regarding the performance by Landlord of work in and to Suite 2500 in connection with the preparation of Suite 2500 from its “as is, where as” condition as of the date hereof for Tenant’s original occupancy and use (all such work shall be referred to herein as “Landlord’s Suite 2500 Work”). Any capitalized terms used herein, not otherwise expressly defined in this Suite 2500 Work Letter or the Amendment, shall have the meanings set forth elsewhere in the Lease. Landlord and Tenant agree as follows:

1.Definitions. The following defined terms shall have the meanings set forth below and, unless expressly provided to the contrary in this Suite 2500 Work Letter or the Amendment, the remaining defined terms shall have the meanings set forth in the Lease:

Landlord’s Representative:   Geoff Azaroff. Landlord has designated Landlord’s Representative as its sole representative with respect to the matters set forth in this Suite 2500 Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Suite 2500 Work Letter. Landlord shall not change Landlord’s Representative except upon prior written notice to Tenant. Tenant acknowledges that neither Tenant’s architect nor any contractor engaged by Tenant is Landlord’s agent and neither entity has authority to enter into agreements on Landlord’s behalf or otherwise bind Landlord. Tenant further acknowledges that no design professional engaged by Landlord or any contractor engaged by Landlord has authority to enter into agreements on Landlord’s behalf or otherwise bind Landlord without Landlord’s prior written consent in each such instance.

Tenant’s Representative:    Mark  Gerrard  (email  address:  [***]).

Tenant has designated Tenant’s Representative as its representative with respect to the matters set forth in this Suite 2500 Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Suite 2500 Work Letter. Tenant shall not change Tenant’s Representative except upon prior written notice to Landlord. Landlord acknowledges that no design professional or contractor engaged by Landlord has the authority to enter into agreements on Tenant’s behalf or otherwise bind Tenant without Tenant’s prior written consent in each instance.

Exhibit B, Page 1

Turn-Key Architect:Gensler

Base-Building Architect: MKDA (or such other architect as Landlord shall select) Suite 2500 Turn-Key Contribution: as set forth in Section 9 of this Amendment.

2.Construction Documents. Following the date hereof, Tenant shall, at its sole cost and expense (subject to the Suite 2500 Turn-Key Contribution and except as otherwise set forth herein), (a) enter into an agreement between Tenant and the Turn-Key Architect in connection with the development of construction documents for the performance of the Turn-Key Work (such agreement, the “Turn-Key Architect Agreement”), and (b) cause Turn-Key Architect pursuant to the Turn-Key Architect Agreement to prepare mutually acceptable construction documents with respect to Turn- Key Work (inclusive of all architectural and mechanical, electrical, plumbing and any other engineering plans necessary for bidding, permitting and constructing the Turn-Key Work) in a timely manner and subject to final approval in accordance with Section 4 of this Suite 2500 Work Letter (the “Construction Documents”).

3.	Landlord’s Suite 2500 Work. Landlord’s Suite 2500 Work shall mean:

(a)Turn-Key Work. Landlord shall furnish, install and construct the tenant improvements in Suite 2500, all as shown on and in accordance with the Final Construction Documents (subject to any variations due to unforeseen field conditions or circumstances beyond Landlord’s reasonable control) (the “Turn-Key Work”). Subject to any express limitations set forth in this Amendment, all costs associated with the construction of the Turn-Key Work shall be at Tenant’s sole cost and expense (e.g., “turn-key”), subject to the Suite 2500 Turn-Key Contribution. Landlord shall not be responsible for any costs of the Turn-Key Work that exceed the Suite 2500 Turn-Key Contribution. If any of the Turn-Key Work triggers any code-required upgrades to areas outside of Suite 2500, the same shall be performed by Landlord at Tenant’s cost, subject to the Suite 2500 Turn- Key Contribution. The Turn-Key Work shall be performed on an “open book” basis and, in the event that the balance of the Suite 2500 Turn-Key Allowance is insufficient to pay the cost of the Turn-Key Work, Tenant shall pay to Landlord, within ten (10) days after invoice therefor, the amount equal to any costs exceeding the balance of the Suite 2500 Turn-Key Contribution. During the performance of the Turn-Key Work, upon Tenant’s request, Landlord shall permit Tenant (and its designees) to attend construction meetings as scheduled with respect to the performance of the Turn-Key Work, and, so long as Tenant shall attend such construction meetings, Tenant shall be permitted to participate in any bidding for any subcontractors performing portions of the Turn-Key Work and also approve the budget for the Turn-Key Work; provided, any delay in the performance of Landlord’s Suite 2500 Work in connection with Tenant exercising its rights under this sentence shall be deemed a Tenant Delay for which no additional notice is required.

(b)Base Building Work. Landlord, at Landlord’s sole cost and expense (independent from the Suite 2500 Turn-Key Contribution, except to the extent otherwise indicated on Exhibit B-1 that such work is being performed at Tenant’s cost, in which case

Exhibit B, Page 2

Tenant shall pay such amounts to Landlord within thirty (30) days after invoice therefor) shall complete the base building work set forth on Exhibit B-1 attached hereto and, by this reference, made a substantive part hereof (the “Base Building Work”). Landlord’s Suite 2500 Work shall be performed in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Unless otherwise specifically stated herein or in the Final Construction Documents (as finally approved by Landlord), Landlord’s Suite 2500 Work will be constructed utilizing Building standard materials and finishes (including as to quality and color). The Final Construction Documents (as finally approved by Landlord) shall be conclusive as to the entire scope of Landlord’s Suite 2500 Work (other than with respect to Landlord’s Base Building Work to the extent separate construction drawings are prepared by the Base Building Architect).

(c)If Tenant shall be in monetary default under any of the terms and conditions of the Lease, the Amendment or this Suite 2500 Work Letter beyond ten (10) days’ written notice, then Landlord shall be entitled to suspend construction of any portion of Landlord’s Suite 2500 Work or the performance of any of Landlord’s other obligations under the Amendment or this Suite 2500 Work Letter until such default is cured, and any delay resulting therefrom shall be deemed a Tenant Delay.

(d)Notwithstanding anything contained in this Suite 2500 Work Letter, the Lease, the Amendment or the Construction Documents or the Final Construction Documents to the contrary, Tenant acknowledges that the purchase or installation of furniture, fixtures, equipment, security equipment and cabling, audio-visual equipment, network equipment and service, cable television and internet equipment and service, and interior suite signage shall not constitute a part of Landlord’s Suite 2500 Work. Notwithstanding the foregoing, if, following the full completion of the Landlord’s Suite 2500 Work (including, without limitation, the completion and full payment of all contracts in connection with Landlord’s Suite 2500 Work), there shall be any unused portion of the Suite 2500 Turn-Key Contribution, then, so long as Tenant shall not be in monetary or material non- monetary default under this Lease beyond the expiration of applicable notice and cure periods, if any, Landlord shall pay to Tenant an amount up to such unused portion of the Suite 2500 Turn-Key Contribution (but no more than twenty percent (20%) of the Suite 2500 Turn-Key Contribution) (such amount, the “Suite 2500 Unused Contribution”), which Suite 2500 Unused Contribution shall be applied against the cost and expense actually incurred by Tenant in connection with the purchase and installation of furniture, fixtures, equipment, cabling and/or wiring in Suite 2500. The Suite 2500 Unused Contribution shall be payable to Tenant in installments as Tenant’s Work progresses (but in no event more frequently than monthly) within thirty (30) days following Tenant’s delivery to Landlord of a written request for disbursement and the satisfaction of Landlord’s reasonable requisition process (including, without limitation, Tenant’s providing to Landlord of paid invoices and lien waivers with respect to such Work) (provided such written request for disbursement and such satisfaction of Landlord’s reasonable requisition process shall occur no later than the first (1st) anniversary of the Suite 2500 ECD). No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Suite 2500 Unused Contribution.

4.Schedule. The deadlines specified in this Section shall apply whether plans and drawings are prepared by Landlord’s architect or engineer or an architect or engineer selected by Tenant.

Exhibit B, Page 3

All deadlines must be met in order to allow the parties sufficient time to review plans and drawings and to achieve Suite 2500 Substantial Completion of Suite 2500 by the Anticipated Suite 2500 Delivery Date (as hereinafter defined). The parties intend for each such deadline to be the applicable deadline, even if any such deadline is before the date the Amendment is executed. Any failure by Tenant to provide any documentation, responses or approvals by the Specified Date or Outside Date for which Tenant is obligated to provide hereunder, as applicable, shall be a Tenant Delay.

Exhibit B, Page 4

Outside Date	Milestones Applicable to Suite 2500 Substantial Completion
1/10/2022	Requests for proposal sent to at least three (3) qualified architects (“Architect RFP”).
1/19/2022	Architect bids due (“Architect Bid Date”).
2 business days after Architect Bid Date	Tenant proposes and submits its preferred architect selection to Landlord for its review and approval (“Architect Recommendation”).
1 business day after Architect Recommendation; but no later than 2/1/2022	Architect selected.
No later than 4/29/2022

Tenant shall submit the final and completed Tenant approved Construction Documents (other than the incorporation of any Landlord comments thereto) (the “Final Construction Documents”) to Landlord on or before April 29, 2022. Such Final Construction Documents shall include: master legend, construction and floor plan, reflected ceiling plan, cable and electrical outlet layout and usage system, finish plan, and all architectural details, elevations, specifications and finishes necessary to construct Suite 2500. Without limiting the foregoing, the Final Construction Documents shall be (a) submitted to Landlord in a format and contain all information required or necessary for the same to be submitted to the Department of Buildings of the City of New York and any other governing authority having approval rights with respect thereto, and (b) in accordance with all applicable Legal Requirements.

2 business days after Tenant’s	Landlord shall submit the Final Construction Documents to at least three (3) qualified general contractors for bid (“GC RFP”).
submission to
Landlord of (and
Landlord’s
approval of) the Final Construction Documents

Exhibit B, Page 5

No later than 5/2/2022	General contractor bids due (“Bid Date”).
2 business days after Bid Date; no later than 5/4/22	Landlord shall level general contractor bids.
Nolaterthan 5/4/2022	General contractor interviews.
Nolaterthan 5/11/2022	Revised general contractor bids due.
Nolaterthan 5/13/2022	Landlord shall level revised general contractor bids and submit to Tenant for approval (“GC Recommendation”).
1 business day after GC Recommendation; but no later than May 16, 2022	General contractor selected.
2 business days after Amendment execution; but no later than May 16, 2022	Landlord shall submit the Final Construction Documents for permit.

Tenant shall provide the Turn-Key Architect with all input and information necessary to enable the Turn-Key Architect to prepare and revise the Construction Documents and the Final Construction Documents if and to the extent that Landlord objects or comments thereto and deliver to Landlord in the manner set forth in this Exhibit B, the Construction Documents and the Final Construction Documents, as so revised, which revised plans shall address all of Landlord's objections and comments to Landlord’s reasonable satisfaction. If Landlord objects or comments on the Construction Documents and/or the Final Construction Documents as contemplated herein, Tenant shall cause Turn-Key Architect to deliver the Final Construction Documents (incorporating all of Landlord’s comments) to Landlord on or prior to the date which is three (3) business days following the date that Landlord gives Tenant Landlord’s objections and/or comments, if any. Each of the dates set forth in subclauses (b)-(e) above shall be extended by the number of days between the date Tenant submits the Final Construction Documents to Landlord and the date Tenant submits the Final Construction Documents (incorporating all of Landlord comments) to Landlord.

Exhibit B, Page 6

5.	Extra Work; Omissions; Change Orders.

(a)Tenant may request substitutions, additional or extra work and/or materials over and above the Turn-Key Work (each a “Change Order”) to be performed by Landlord, provided that the Change Order requested by Tenant, in Landlord’s judgment, (1) shall be practicable and consistent with existing physical conditions in the Building and any other plans for the Building which have been filed with the appropriate municipality or other governmental authorities having jurisdiction thereover; (2) shall not impair Landlord’s ability to perform any of Landlord’s obligations hereunder or under the Lease, as hereby amended, or any other lease of space in the Building; and (3) shall not affect any portion of the Building other than Suite 2500. All Change Orders shall require the installation of new materials at least comparable to Building standards and any substitution shall be of equal or greater quality than that for which it is substituted. Landlord shall be permitted to make any Landlord Requested Change Order pursuant to Section 5(b) below.

(b)In the event (i) Landlord requests the Change Order that has a material effect on cost or schedule in connection with any unforeseen field conditions (a “Landlord Requested Change Order”) or (ii) Tenant requests Landlord to perform the work specified in the Change Order and if Landlord accedes to such request (which approval shall be granted or withheld in accordance with the terms of the Lease) (a “Tenant Requested Change Order”), then and in that event, prior to commencing such work, Landlord shall submit to Tenant a written estimate (“Estimate”) for said Change Order. Within three (3) business days after Landlord’s submission of the Estimate, Tenant shall, in writing, either accept or reject the Estimate. Tenant’s failure either to accept or reject the Estimate for a Landlord Requested Change Order within said three (3) business day period shall be deemed acceptance thereof. Tenant’s failure either to accept or reject the Estimate for a Tenant Requested Change Order within said three (3) business day period shall be deemed rejection thereof. In the event that Tenant rejects the Estimate or the Estimate is deemed rejected, Tenant shall within two (2) business days after such rejection propose to Landlord such necessary revisions of the Final Construction Documents so as to enable Landlord to proceed as though no such Change Order had been requested. Should Tenant fail to submit such proposals regarding necessary revisions of the Final Construction Documents within said two (2) business day period, Landlord, in its sole discretion, may proceed to complete Landlord’s Suite 2500 Work in accordance with the Final Construction Documents already submitted, with such variations as in Landlord’s sole discretion may be necessary so as to eliminate the Change Order. Any revisions to the Final Construction Documents required in connection with any proposed or accepted Change Order requested by Tenant, or any expense incurred in obtaining the Estimate with respect to any such Change Order, shall be at Tenant’s sole cost and expense (subject to Suite 2500 Turn-Key Contribution). Any delays caused by any Tenant Requested Change Orders, any rejected or deemed rejected Landlord Requested Change Order, any revisions to the Final Construction Documents required in connection with evaluating or processing a requested Change Order, or any delay in Tenant providing Landlord with authorization to perform the new Landlord’s Suite 2500 Work resulting from any such Change Order or in paying any amount required to be paid hereunder shall be deemed a Tenant Delay.

Exhibit B, Page 7

(c)Notwithstanding anything contained in Original Lease to the contrary, including, without limitation, Section 8.04 thereof, overtime HVAC shall be payable in accordance with Schedule A annexed to this Exhibit B.

(d)In the event Landlord performs any work specified in the Change Order and the balance of the Suite 2500 Turn-Key Allowance is insufficient to pay the cost of the Estimate, Tenant shall pay to Landlord, upon acceptance of the Estimate a sum equal to the Estimate. Landlord shall be entitled to any cost savings subject to the applicable provisions hereof.

6.Punch List. When Landlord is of the opinion that Landlord’s Suite 2500 Work has achieved Suite 2500 Substantial Completion (as defined in Section 7 of this Suite 2500 Work Letter), then Landlord shall so notify Tenant. Tenant agrees that upon such notification, Tenant promptly (and not later than two (2) business days after the date of Landlord’s said notice) will inspect Suite 2500 and Landlord and Tenant will jointly prepare a one-time “punch list” of minor incomplete items or adjustments of Landlord’s Suite 2500 Work that do not interfere with the lawful use and occupancy of Suite 2500 by Tenant (hereinafter referred to as the “Punch List”). If Tenant: (i) fails to participate in any such inspection as provided above; or (ii) otherwise fails to object to Landlord’s notice of Suite 2500 Substantial Completion in writing within four (4) days thereafter specifying in reasonable detail the items of work needed to be performed in order for Suite 2500 Substantial Completion to be attained; or (iii) takes possession of Suite 2500 or any portion thereof for the conduct of business or the performance of Work (other than Tenant’s Suite 2500 Pre-Occupancy Work pursuant to the terms of Section 3(c) of the Amendment), then Tenant shall be deemed conclusively to have agreed that Landlord’s Suite 2500 Work has achieved Suite 2500 Substantial Completion (subject only to completion of any Punch List items). Any disputes between Landlord and Tenant concerning any Punch List item not resolved by Landlord and Tenant shall be decided by the Architect, and any such decision shall be binding on Landlord and Tenant. Tenant agrees that, at the request of Landlord from time to time thereafter, Tenant will promptly furnish to Landlord revised Punch Lists reflecting any completion of any prior Punch List items.

7.	Suite 2500 Substantial Completion Date.

(a)“Suite 2500 Substantial Completion” and phrases of similar import mean that Landlord’s Suite 2500 Work shall have progressed to the point that Suite 2500 has been completed (except for Punch List items), such that Tenant can use and occupy Suite 2500 for general office use. If a temporary or permanent certificate of occupancy (or its equivalent) for Suite 2500 is required by law for Tenant’s occupancy of Suite 2500 following substantial completion of Landlord’s Suite 2500 Work, then Suite 2500 Substantial Completion shall be deemed to have occurred on the date such certificate of occupancy (or its equivalent) is issued with respect to Landlord’s Suite 2500 Work in Suite 2500; provided, however, that notwithstanding anything contained herein to the contrary, in no event shall Suite 2500 Substantial Completion of Landlord’s Suite 2500 Work be dependent upon, or the Suite 2500 ECD be delayed because of, the installation of any special equipment or improvements in or to Suite 2500 to be supplied or installed by, or for the benefit of, Tenant by anyone other than Landlord, including, without limitation, any systems furniture. The “Suite 2500 Substantial

Exhibit B, Page 8

Completion Date” or “Date of Suite 2500 Substantial Completion” means the earlier to occur of: (y) the date on which Landlord’s Suite 2500 Work has achieved Suite 2500 Substantial Completion and (z) the date on which Suite 2500

Substantial Completion of Landlord’s Suite 2500 Work would have been substantially completed, as determined by the Architect, but for the occurrence of any Tenant Delays (as defined in Section 8). The existence of the Punch List (and completion of the items listed thereon) shall not delay the Suite 2500 ECD or affect Tenant’s obligation to occupy Suite 2500 and to pay Rent in accordance with the provisions of the Lease and the Amendment.

(b)Promptly following Suite 2500 Substantial Completion, Tenant will acknowledge in writing that Landlord’s Suite 2500 Work is substantially complete and accept possession of Suite 2500; provided, however, that such acknowledgment of acceptance shall not relieve Landlord of its obligations to promptly complete all such Punch List items.

8.	Delay of Suite 2500 ECD.

(a)Tenant will take possession of Suite 2500 as of and on the Suite 2500 ECD. The parties anticipate that Suite 2500 will be substantially ready for occupancy by February 1, 2023, as such date shall be extended on a day-for-day basis as a result of any Landlord Health Related Delay (as defined in the Original Lease, which term shall be deemed applicable in this instance), Force Majeure Causes (not to exceed 30 days for Force Majeure Causes other than resulting from the COVID-19 pandemic or similar health related event, in which case, such limitation shall not apply), the holding over of the prior tenant (not to exceed 90 days), and/or Tenant Delays (such date, as extended on a concurrent basis, the “Anticipated Suite 2500 Delivery Date”). If Suite 2500 shall not be available for Tenant’s occupancy on the Anticipated Suite 2500 Delivery Date for any reason not within the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have Suite 2500 available for occupancy by Tenant shall in no way affect the validity of the Amendment or the inclusion of Suite 2500 in the Premises or the obligations of Landlord or Tenant under the Lease or the Amendment, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and, for the purpose of this Suite 2500 Work Letter, Section 8, the Suite 2500 ECD shall be deferred to and shall be the date Suite 2500 is delivered to Tenant in the delivery condition herein. The provisions of this Suite 2500 Work Letter, Section 8 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(b)(i) Notwithstanding Suite 2500 Work Letter Section 8(a) above, if Suite 2500 shall not be available for Tenant’s occupancy for any reason on or before August 1, 2023 (subject to extension due to a Landlord Health Related Delay, Force Majeure Causes (not to exceed 30 days for Force Majeure Causes other than resulting from the COVID-19 pandemic or similar health related event, in which case, such limitation shall not apply), Tenant Delays, and/or delays caused by the holding over of the prior tenant (provided, that such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate, and provided further that

Exhibit B, Page 9

Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant)), then, subject to Suite 2500 Work Letter Section 8(b)(ii) below, Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Amendment with respect thereto by giving notice of such rescission to Landlord by August 31, 2023 (as such date may be extended pursuant to this sentence). If Tenant shall not have elected to rescind the exercise of its option under this Suite 2500 Work Letter Section 8(b)(i) pursuant to the immediately preceding sentence by August 31, 2023 (as such date may be extended), then, if Suite 2500 shall not be available for Tenant’s occupancy for any reason on or before November 30, 2023 (subject to extension due to Force Majeure Causes (not to exceed 30 days for Force Majeure Causes other than resulting from the COVID-19 pandemic or similar health related event, in which case, such limitation shall not apply), the holding over of the prior tenant (not to exceed 90 days) and/or Tenant Delays), then Tenant again may, as its sole remedy (subject to Suite 2500 Work Letter Section 8(b)(ii) below), rescind the exercise of its option under this Amendment with respect thereto by giving notice of such rescission to Landlord by December 30, 2023 (as may be extended pursuant to this sentence). Landlord shall use commercially reasonable efforts to remove any prior tenant holding over on the 25th Floor. (ii) If Suite 2500 Substantial Completion has not occurred on or before March 3, 2023 (as such date shall be extended one (1) day for each day of delay due to any Landlord Health Related Delay, Force Majeure Causes (not to exceed 30 days for Force Majeure Causes other than resulting from the COVID-19 pandemic or similar health related event, in which case, such limitation shall not apply), the holding over of the prior tenant (not to exceed 90 days), and/or Tenant Delays, the “Suite 2500 Delivery Outside Date”), then as Tenant’s sole and exclusive remedy in connection therewith (except as otherwise provided in Suite 2500 Work Letter Section 8(b)(i) above), the Suite 2500 Abatement Period shall be increased by one (1) day for each day following the Suite 2500 Delivery Outside Date until Suite 2500 Substantial Completion occurs. For the avoidance of doubt, if Tenant shall rescind its election pursuant to Suite 2500 Work Letter Section 8(b)(i) above, Tenant shall not be entitled to any abatement or credit under this Suite 2500 Work Letter Section 8(b)(ii).

(c)Notwithstanding anything contained in this Work Letter, Section 8(a) to the contrary, in the event that the Suite 2500 Substantial Completion Date is delayed due to one or more Tenant Delays, then the Suite 2500 Substantial Completion Date shall be the date on which Suite 2500 Substantial Completion of Landlord’s Suite 2500 Work would have been achieved, as determined by the Architect, but for the occurrence of any Tenant Delays, and Rent (subject to any Rent Abatement Period defined in the Lease) will commence accordingly, provided the same shall not in and of itself relieve Landlord of its obligations to complete Landlord’s Suite 2500 Work.

(d)“Tenant Delay” means any delay in substantially completing any portion of Landlord’s Suite 2500 Work as a result of any of the following: (i) any cause or event that is deemed to be a “Tenant Delay” pursuant to any of the provisions of this Suite 2500 Work Letter, the Amendment or the Lease (including, without limitation, Tenant’s failure to comply with the deadlines set forth in Section 4 of this Suite 2500 Work Letter, provided no additional notice of

Exhibit B, Page 10

such Tenant Delay shall be required with respect to such failure); (ii) Tenant’s failure to deliver or approve any required documentation within the earlier of (x) the deadline expressly set forth in this Suite 2500 Work Letter, or (y) three (3) business days after receipt of Landlord’s request therefor (provided no additional notice of such Tenant Delay shall be required with respect to such failure); (iii) Tenant’s failure to furnish any information within the earlier of (x) the deadline expressly set forth in this Suite 2500 Work Letter, or (y) three (3) business days after receipt of Landlord’s request therefor (provided no additional notice of such Tenant Delay shall be required with respect to such failure); (iv) Tenant’s or its representative’s failure to attend or participate in any meeting with Landlord, Turn-Key Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents or in connection with the performance of Landlord’s Suite 2500 Work, provided Tenant has received not less than three (3) business days’ advance notice of such meeting (provided no additional notice of such Tenant Delay shall be required with respect to such failure); (v) Tenant’s request for materials, finishes, or installations which are not Building standard or which would take a longer-than-normal time to obtain or install, including in connection with Tenant’s Green Building Initiatives (it being agreed that Landlord shall provide Tenant with Landlord’s good faith estimate as to the anticipated Tenant Delay arising out of any items set forth in this subclause (v); provided such good faith estimate shall not be binding) and Tenant shall have the right to request substitute work or materials in such instance (subject to Section 5(a) above); (vi) Tenant’s request for any changes in the Final Construction Documents after submitting the same to Landlord or any other Change Orders as set forth in Section 5; (vii) Tenant’s failure to pay for any amounts payable by Tenant under Section 3(a) within the time required under Section 3(a) or Estimate within the time required under Section 5 (provided no additional notice of such Tenant Delay shall be required with respect to such failure); (viii) the performance of, or failure to timely complete, work by Tenant or any person, firm, or entity hired or employed by Tenant, including without limitation, the failure to timely complete the installation or construction of any systems furniture to be installed or constructed by Tenant or any person, firm (including without limitation, Turn-Key Architect), or entity hired or employed by Tenant; (ix) the performance of any Tenant’s Suite 2500 Pre-Occupancy Work or Tenant’s access to Suite 2500 during the Suite 2500 Early Access Period; and/or (x) any delays resulting from the actions or inactions of Tenant or any party under Tenant’s control including, without limitation, Turn-Key Architect; provided, with respect to subclause (ix) and this subclause (x) only (it being agreed that no such notice shall be required in connection with a Tenant Delay arising from any of the instances set forth in subclauses (i) – (vii) above), Landlord shall notify Tenant (which notice may be by email to Tenant’s Representative at [***]) within three (3) business days after Landlord has actual knowledge of a Tenant Delay and state in reasonable detail the basis for such Tenant Delay; provided, however, if Landlord fails to provide Tenant with notice of such Tenant Delay within three (3) business days, then, in such case, such Tenant Delay shall not be deemed to have occurred until the date that is three (3) business days following the date that Landlord notifies Tenant of such Tenant Delay. Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred for purposes of this Section 8 unless the aggregate of all Tenant Delays causes the Suite 2500 ECD to extend beyond February 1, 2023 (i.e., if a Tenant Delay occurs but Landlord nonetheless substantially completes

Exhibit B, Page 11

Landlord’s Suite 2500 Work prior to February 1, 2023 notwithstanding the occurrence of all Tenant Delays, then no Tenant Delay shall be deemed to have occurred for purposes of this Section 8(d)); provided, however, if (i) Tenant requests or approves Landlord to expend overtime or premium costs to reduce the effect of any Tenant Delay on the occurrence of the Suite 2500 ECD, then all such overtime and premium costs incurred by Landlord shall be payable by Tenant to Landlord within thirty (30) days following demand therefor (subject to the Suite 2500 Turn-Key Contribution), or (ii) Tenant does not approve Landlord expending such overtime or premium costs to reduce the effect of any Tenant Delay on the occurrence of the Suite 2500 ECD, then Landlord shall have no obligation to perform the Landlord’s Suite 2500 Work (or the applicable portion thereof) on an overtime or premium pay basis and the provisions of this Section 8 shall apply to such Tenant Delay.

9.Tenant’s Entry Prior to Completion Date. If Tenant shall occupy all or any part of Suite 2500 prior to the Suite 2500 ECD (including, without limitation, during the Suite 2500 Early Access Period) for the conduct of its business therein or the performance of Work (other than Tenant’s Suite 2500 Pre-Occupancy Work pursuant to the terms of the Amendment), all of the covenants and conditions of the Lease, as hereby amended, including the obligation to pay rent (subject to any applicable express rent abatement contained in the Lease), shall be binding upon the parties hereto in respect to such occupancy as if the first day of the Term had been the date when Tenant began such occupancy. In the event that Tenant’s agents or laborers incur any charges from Landlord, including, but not limited to, charges for use of construction or hoisting equipment on the Building site, such charges shall be deemed an obligation of Tenant and shall be collectible as rent pursuant to the Lease, and upon default in payment thereof, Landlord shall have the same remedies as for a default in payment of rent pursuant to the Lease, as hereby amended.

10.Landlord’s Entry After Suite 2500 Substantial Completion. At any time after the Suite 2500 ECD, subject to Section 16.03 of the Original Lease, Landlord may enter Suite 2500 to complete Punch List items, and such entry by Landlord, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any obligation under the Lease, or impose any liability upon Landlord or its agents. Tenant hereby accepts any and all reasonable disturbances associated with such entry and agrees to fully cooperate with Landlord (and such cooperation shall include, without limitation, moving furniture as necessary).

11.

Funding of the Suite 2500 Turn-Key Contribution and Base Building Work. Within ten (10) business days of full execution of this Amendment, Landlord shall provide Tenant with written confirmation from Landlord’s lender that reserve funds have been allocated for the Suite 2500 Turn- Key Contribution and the cost of Base Building Work (the “Suite 2500 Reserve Confirmation Letter”). To the extent that the lender reserve funds allocated to this Amendment are insufficient for the Suite 2500 Turn-Key Contribution and/or the cost of Base Building Work, Landlord, within ten (10) business days of full execution of the Amendment, shall deposit the amount of such shortfall in an escrow account controlled

Exhibit B, Page 12

by Landlord. Landlord’s escrowed funds shall be the first dollars used in connection with the Suite 2500 Turn-Key Contribution and Base Building Work. Notwithstanding anything contained in this Amendment to the contrary, unless waived by Tenant in writing, this Amendment shall not be effective until Landlord shall provide the Suite 2500 Reserve Confirmation Letter to Tenant.

12.Delays. Landlord and Tenant mutually acknowledge that Landlord’s construction process in order to complete Landlord’s Suite 2500 Work requires a coordination of activities and a compliance by Tenant without delay of all obligations imposed upon Tenant pursuant to this Exhibit B and that time is of the essence in the performance of Tenant’s obligations hereunder and Tenant’s compliance with the terms and provisions of this Exhibit B.

13.Provisions Subject to Lease. The provisions of this Exhibit B are specifically subject to the provisions of the Amendment and the Lease.

Exhibit B, Page 13

EXHIBIT B-1 BASE BUILDING WORK

1.	Deliver a legally demised Suite 2500 demolished and vacant in broom clean condition, fully compliant with building codes including all Building Systems (i.e., sprinklers, HVAC, etc.)
2.

Newly renovated ADA and code compliant lavatories shall be provided on the 25th Floor of the Building. Landlord to leave the bathrooms configurations as-is and construct an additional ADA unisex bathroom with two (2) toilet fixtures. Restroom finishes shall be consistent with those in the Original Premises; provided, however, that (i) Landlord shall install a Building- standard sanitary napkin disposal, and (ii) Tenant shall be responsible for the cost of any above Building standard finishes (other than the Building-standard sanitary napkin disposal set forth in subclause (i)).

3.	Deliver Suite 2500 free and clear of any asbestos and/or hazardous materials in accordance with applicable legal requirements and provide ACP-5 forms;
4.	Deliver Suite 2500 in compliance with all local laws at the time of the Suite 2500 ECD;
5.	Temporary main sprinkler loop installed around the core of Suite 2500;
6.	All building systems servicing Suite 2500 shall be delivered in good operating condition;
7.	The HVAC distribution main trunk(s) shall be in place, tight to slab above;
8.	Valved and capped taps for supplemental condenser water installed on each floor;
9.

Landlord shall provide all required connection points, tie-ins, and software programming for Suite 2500 for Tenant strobes and connection to the Building’s Class “E” fire alarm system. Such system shall include, but not be limited to, the installation of required warden stations, pull stations, smoke detectors, and speakers and strobes for the core areas including the core lavatories;

10.	Provide empty conduit and riser space for Tenant’s electrical power, voice and data requirements, connecting Suite 2500;
11.	Provide reasonably level concrete floors ready to accept finished flooring; and
12.	All vertical penetrations shall be sealed and fireproofed per code.

Exhibit B-1, Page 1

EXHIBIT C

CONFIRMATION OF LEASE TERMS AND DATES

Re:  Office Lease dated April 5, 2021, as amended by that certain Confirmation of Lease Terms and Dates dated as of September 29, 2021 and that certain First Amendment to Lease dated as of

, 2022 (as amended, the “Lease”), between SPUSV5 1540 BROADWAY, LLC, a Delaware limited liability company (“Landlord”), and SCHRÖDINGER, INC., a Delaware corporation (“Tenant”) for the premises located at 1540 Broadway, Suites 2100, 2200, 2300,

2400 and 2500, New York, NY 10036 (“Premises”)

The undersigned, as Tenant, hereby confirms as of this day of , 202_, the following:

1.	The Suite 2500 Substantial Completion Date for Suite 2500 is hereby deemed to be

.

2.	The Suite 2500 ECD is hereby deemed to be .

3.	The Suite 2500 Abatement Amount is hereby deemed to be .

4.	The Suite 2500 Turn-Key Contribution is hereby deemed to be .

5.	The rent schedule is:

Dates	Annual Base Rent / RSF	Monthly Installment
– 12/31/2027*	$70.00	$158,655.00
01/01/2028 – 12/31/2032	$76.00	$172,254.00
01/01/2033 – 12/31/2037	$82.00	$185,853.00

*Subject to all terms and conditions of the Suite 2500 Abatement Amount in the Lease.

6.

Except for the items set forth on the Punch List attached hereto as Exhibit A, [IF APPLICABLE: any remaining Non-Standard Items as defined in that certain email from Landlord to Tenant on , and the Tenant Requested Change Orders set forth on Exhibit B (together, the “Remaining Work”),] all alterations and improvements required to be performed by Landlord pursuant to the terms of the Lease to prepare Suite 2500 for Tenant’s initial occupancy have been satisfactorily completed. As of the date hereof, Landlord has fulfilled all of its obligations under the Lease, except for the completion of the Remaining Work. The Lease is in full force and effect and has not been modified, altered, or amended. There are no defaults by Landlord or offsets or credits against Rent.

[Remainder of page intentionally blank.]

Exhibit C, Page 1

This Confirmation may be executed in several duplicate counterparts, each of which shall be deemed an original of this Confirmation for all purposes. Signatures made by DocuSign or other electronic means or exchanged via .pdf or other electronic means shall be deemed originals.

LANDLORD:	TENANT:
SPUSV5 1540 BROADWAY, LLC, a Delaware limited liability company	SCHRODINGER, INC., a Delaware corporation
By:/s/ Tiffany D. Sanders Name: Tiffany D. Sanders Title: President	By:/s/ Ramy Farid Name: Ramy Farid Title: President and Chief Executive Officer
Date: May 19, 2022	Date: May 19, 2022

Exhibit C, Page 2